EXHIBIT 5.1

                        [RYAN & SUDAN, L.L.P. LETTERHEAD]

                                  May 22, 1998

Intelect Communications, Inc.
1100 Executive Drive
Richardson, Texas 75081

        Re: Registration Statement on Form S-3 of Intelect Communications, Inc. (the "Company")

Ladies and Gentlemen:

         We have acted as counsel to Intelect Communications, Inc., a Delaware corporation (the "Company"), with respect to the offering by certain selling shareholders of up to 9,006,809 shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock") under the Registration Statement, filed by the Company under the Securities Act of 1933, as amended.

         As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Registration Statement.

         Based on the foregoing, we are of the opinion that:

         1. The shares of Common Stock initially issuable upon the exercise of the warrants have been duly authorized, and following the exercise of such warrants and when paid for in accordance with the terms of the warrants, such shares of Common Stock will be validly issued, fully paid and non-assessable by the Company.

         2. The shares of Common Stock initially issuable upon the conversion of each of the Series A Preferred Stock and the Series D Convertible Preferred Stock of the Company have been duly authorized and reserved for issuance, and upon the conversion of each of the Series A Preferred Stock and the Series D Convertible Preferred Stock in accordance with its respective Certificate of Designations and each will be validly issued, fully paid, and non-assessable by the Company.

         3. The shares of Common Stock issuable upon conversion of the Promissory Notes issued to the Company Stockholders, the conversion of the St. James Partners Note, and the conversion of the SJMB Note have been duly authorized and reserved for issuance, and upon conversion of such obligations in accordance with their respective terms, each will be validly issued, fully paid, and non-assessable by the Company.

         4. The shares of Common Stock which have been issued to The Coastal Corporation Second Pension Trust as dividends on the Series A Preferred Stock have been validly issued are fully paid and non-assessable by the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,


                                                  RYAN & SUDAN, L.L.P.